Exhibit (1)(m)     Resolution of the Board of Directors of GE Life and
                   Annuity Assurance Company authorizing additional
                   Investment Subdivisions investing in shares of the Salomon
                   Brothers Variable Investors Fund, Salomon Brothers
                   Variable Total Return Fund and Salomon Brothers variable
                   Strategic Bond Fund of Salomon Brothers Variable Series
                   Funds, Inc.

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                          UNANIMOUS WRITTEN CONSENT OF
                            THE BOARD OF DIRECTORS OF
                     THE LIFE INSURANCE COMPANY OF VIRGINIA


The undersigned, being all of the members of the Board of Directors of The Life Insurance Company of Virginia, a Virginia corporation, in lieu of a meeting held for the purpose and pursuant to the provisions of Section 13.1-685 of the Code of Virginia do hereby approve the following resolutions:

WHEREAS,  The Board of Directors of the Company,  pursuant to the  provisions of
Section 38.2-3113 of the Code of Virginia, adopted resolutions establishing Life of Virginia Separate Account II ("Separate Account II") on August 21, 1986; and

WHEREAS, The Company wishes to establish six additional investment subdivisions of Separate Account II which will invest in shares of the Salomon Brothers Variable Investors Fund, Salomon Brothers Variable Total Return Fund and Salomon Brothers Variable Strategic Bond Fund of Salomon
Brothers Variable Series Funds Inc.

NOW, THEREFORE, BE IT RESOLVED, That the Board of Directors of the Company does hereby establish and create six additional investment subdivision of the aforementioned separate account. The new investment subdivisions shall invest in shares of a single mutual fund portfolio as set forth below:

INVESTMENT SUBDIVISIONS:       TO BE INVESTED IN:

                               Salomon Brothers Variable Series Funds, Inc.



    SAL Investors              Salomon Brothers Variable Investors Fund
    SAL Investors - B          Salomon Brothers Variable Investors Fund - B

    SAL Total Return           Salomon Brothers Variable Total Return Fund
    SAL Total Return - B       Salomon Brothers Variable Total Return Fund - B

    SAL Strategic Bond         Salomon Brothers Variable Strategic Bond Fund
    SAL Strategic Bond - B     Salomon Brothers Variable Strategic Bond Fund - B


FURTHER RESOLVED, That the President, or any Senior Vice President, and each of them, with full power to act without the others, are hereby severally authorized to execute whatever agreement or agreements may be necessary or appropriate to enable such investments to be made, and the Board of Directors hereby ratifies the action of any such officer in executing any such agreement prior to the date of these resolutions; and

FURTHER RESOLVED, That the President or any Senior Vice President, and each of them, with full power to act without the others, are hereby severally authorized to execute and deliver such other documents and do such acts and things as each or any of them may deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof.

FURTHER RESOLVED, That these resolutions shall take effect as of October 1, 1998.




/s/ Robert D. Chinn                       /s/ Ronald V. Dolan
------------------------------            ------------------------------
Robert D. Chinn                           Ronald V. Dolan


/s/ Selwyn L. Flournoy, Jr.               /s/ Geoffrey S. Stiff
------------------------------            -------------------------------
Selwyn L. Flournoy, Jr.                   Geoffrey S. Stiff


/s/ Victor C. Moses                       /s/ Pamela S. Schutz
------------------------------            -------------------------------
Victor C. Moses                           Pamela S. Schutz